Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS STRONG SECOND QUARTER 2008 RESULTS

Revenue Up 19% (12% Organic); Outlook Raised

GREENWOOD VILLAGE, Colorado – July 24, 2008 – CIBER, Inc. (NYSE: CBR), an emerging global leader in IT services, reported results for the second quarter and first half of 2008, ended June 30th, exceeding or at the high-end of its expectations.

Financial Highlights:

•                  Second Quarter of 2008

•                  Revenue of $317.6 million increased $51.1 million (19%, 12% of which was organic) as compared to $266.5 million for the second quarter of 2007.  This is the highest quarterly revenue ever for CIBER and its first ever $300 million quarter.

•                  Operating income of $17.4 million was a $2.7 million (18%) increase over 2Q07.

•                  EBITDA (see appended table) was $23.1 million, compared to $19.7 million for 2Q07, a 17% increase.

•                  Cash Flow from Operations was $16.0 million, an increase of $2.8 million (21%) as compared to the second quarter of 2007.

•                  Net income of $8.9 million was a $1.1 million increase (14%) on a quarter-over-quarter basis.

•                  GAAP EPS of $0.15 per share was 15% greater than $0.13 per share for 2007’s second quarter.

•                  First Half of 2008

•                  Revenue of $612.0 million was a $86.3 million increase (16%, 9% of which was organic) as compared to the first half for 2007 of $525.7 million.

•                  Operating income for the first half of 2008 was $32.3 million, an 18% year-over-year increase.

•                  EBITDA of $43.4 million was a $6.1 million (16%) improvement over 2007’s first half.

•                  Cash Flow from Operations (see statement below) for the first six months of 2008 at $40.9 million was a very strong nine times the $4.4 million of 2007’s like period.

•                  Net Income of $16.1 million for 1H08 was a $1.7 million (12%) increase over the first half of 2007.

•                  GAAP EPS of $0.27 per share compares to $0.23 per share, an increase of 17% on a year-over-year basis.

Management Comments:

“Another good quarter, fueled by accelerated organic growth, helped second quarter and first half 2008 revenue exceed expectations and set a new CIBER high.  More importantly, we continued to invest in our project solutions transition and achieved earnings growth over 2007’s similar period,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “We are encouraged that the U.S. Commercial Division is showing revenue vitality, that Europe continues to perform robustly, and that our Federal Division was able to sequentially improve its results for the first time in several quarters.  These positives overcame a mixed quarter from our US ERP group, where some projects have been concluding successfully, while others have had some struggles and new starts have been delayed.  That said, with challenged industry growth, our operational leadership and technical talent are matching up very well and taking share from our domestic and international competitors.  We have upgraded our expectations for all of 2008 in the Outlook section below.”

2Q08 Operational Highlights

US Commercial and IT Outsourcing (ITO) Divisions

•                  Organic revenue growth in this Division of 11% was its highest growth rate since 1999.

•                  Year-over-year results were fueled by stable headcounts, higher productivity and bill rates.

European Division

•                  Revenue grew a robust 53% (30% of which was organic growth) to $116.0 million for 2Q08, the first time its revenue exceeded $100 million in a quarter in our history.

•                  Improved results in most every country helped European operations achieve an 8.6% EBITA margin and its highest ever quarterly result.

•                  An acquisition of a smaller, high-end SAP consultancy in Norway further enhances CIBER’s Nordic SAP competency.

•                  Contract wins remained strong and geographically broad-based.

State & Local Government Division

•                  Gross profit margins, a targeted area for progress, improved sequentially 120 basis points to 24.9% for 2Q08 and are positioned to improve further as the year proceeds.

•                  The pipeline of opportunities for this division continues to be very solid.

Federal Government Division

•                  Improved operating results were driven by higher productivity and contract renewals.

•                  We are continuing to prepare and submit bids as a prime contractor, while adding to our capture leadership this quarter also.  We are hopeful the second half of 2008 will begin to bear fruit in this regard, and we continue to believe 2009-2011 will be a meaningful growth period.

CIBER Enterprise Solutions Division (CES) (US ERP)

•                  Improved results in our Oracle Practice activity led CES this quarter.

•                  The SAP Practice experienced reduced contributions, but was buoyed by prospects of its enhanced sales and delivery teams and its pipeline of opportunities.

Eastern Asia-Pacific Operations

•                  Australia and New Zealand continued to post solid operating results.

•                  China will be assisting the UK in an international SAP retail sector client new rollout.

Pipeline and Wins Data

The pipeline of opportunities (excluding Europe) being tracked at June 30th was approximately $3.1 billion.  Contract wins in the quarter totaled approximately $300 million, and the year-to-date book-to-bill ratio was circa 1.15:1.

Balance Sheet Highlights

•                  Working capital increased $0.7 million to $175.5 million.

•                  DSOs on services improved four days to 66 days, contributing nicely to cash flow from operations.

•                  CIBER purchased 300,000 shares into treasury at an average cost of $5.81 per share.

•                  The Company also purchased $10.0 million of its debentures at a modest gain, and now owns $94 million of the $175 million issued.

3Q08 and 2008 Outlook

•                  Third Quarter 2008

CIBER believes revenue of the third quarter of 2008 will be $300-310 million and that GAAP EPS will be $0.13-0.15 per share.

•                  Fiscal 2008

Annual expectations for revenue are increased to $1.215-1.230 billion and GAAP EPS estimates are increased to $0.55-0.57 per share.

Conference Call and Webcast

A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. ET on July 24, 2008 and may be heard live by visiting the Investor Relations portion of the company website at www.ciber.com/cbr/.  To participate in the call, dial 800-218-8862 within the United States, and 303-262-2142 internationally, using the conference ID number 11116495.  A replay of the conference call will be available through August 23, 2008 by dialing 800-405-2236 within the United States, and 303-590-3000 internationally, using the ID number 11116495.  The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific. Operating in 18 countries, with more than 8,500 employees and annual revenue approximately $1.2 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, the Reliable Global IT Services Partner. www.ciber.com.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2008.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share data	2007	2008	2007	2008
Consulting services	$251,272	$300,317	$496,230	$581,480
Other revenue	15,271	17,262	29,498	30,563
Total revenue	266,543	317,579	525,728	612,043

Cost of consulting services	184,611	218,176	364,489	423,296
Cost of other revenue	8,047	12,301	17,326	20,680
Selling, general and administrative expenses	57,759	68,045	113,739	132,536
Amortization of intangible assets	1,409	1,648	2,800	3,219
Operating income	14,717	17,409	27,374	32,312
Other expense, net	(1,957)	(2,901)	(4,110)	(6,038)
Income before income taxes	12,760	14,508	23,264	26,274
Income tax expense	4,912	5,580	8,851	10,169
Net income	$7,848	$8,928	$14,413	$16,105

Earnings per share – diluted	$0.13	$0.15	$0.23	$0.27

Weighted average shares – diluted	62,268	60,344	62,171	60,334

For the three months ended June 30, 2007 and 2008, respectively, earnings per share – basic were $0.13 and $0.15 and weighted average shares – basic were 61,287 and 60,000.

For the six months ended June 30, 2007 and 2008, respectively, earnings per share – basic were $0.23 and $0.27 and weighted average shares – basic were 61,404 and 60,132.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2007	June 30, 2008

Assets
Current assets:
Cash and cash equivalents	$31,717	$38,721
Accounts receivable, net	269,070	275,636
Prepaid expenses and other current assets	24,032	21,853
Deferred income taxes	9,384	11,194
Total current assets	334,203	347,404

Property and equipment, net	27,297	29,573
Intangible assets, net	475,677	487,534
Other assets	11,936	11,028
Total assets	$849,113	$875,539

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$35,538	$38,626
Accrued compensation and related liabilities	54,837	56,850
Current portion of long-term bank debt	9,108	3,136
Other accrued expenses and liabilities	53,493	67,440
Income taxes payable	5,447	5,831
Total current liabilities	158,423	171,883

Long-term bank debt	49,810	109,124
Debentures	152,000	80,985
Deferred income taxes	31,857	35,652
Total liabilities	392,090	397,644

Minority interest	2,464	4,400

Shareholders’ equity	454,559	473,495
Total liabilities and shareholders’ equity	$849,113	$875,539

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
In thousands	2007	2008

Operating activities:
Net income	$14,413	$16,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,775	6,260
Amortization of intangible assets	2,800	3,219
Other, net	(18,546)	15,364
Net cash provided by operating activities	4,442	40,948

Investing activities:
Acquisitions, net of cash acquired	(1,465)	(7,267)
Purchases of property and equipment, net	(5,569)	(8,135)
Other	—	233
Net cash used in investing activities	(7,034)	(15,169)

Financing activities:
Employee stock purchases and options exercised	3,415	1,131
Purchases of treasury stock	(8,592)	(5,809)
Borrowings (payments) on long-term bank debt, net	(3,863)	53,124
Retirement of debentures	—	(68,779)
Other, net	196	(150)
Net cash used in financing activities	(8,844)	(20,483)

Effect of foreign exchange rate changes on cash	454	1,708
Net decrease in cash and cash equivalents	(10,982)	7,004
Cash and cash equivalents, beginning of period	33,319	31,717
Cash and cash equivalents, end of period	$22,337	$38,721

Selected Financial Information

Unaudited Reconciliation of Non-GAAP and Segment Financial Measures

I.                 Reconciliation of Revenue Growth Components ($ in Millions)

Three Months Ended

Divisions	June 30, 2007	Organic	Acquired	Foreign Exchange	Total	June 30, 2008

Commercial/ITO	$89.8	11.2%	—%	—%	11.2%	$99.9

Europe	75.9	30.4	3.3	19.1	52.8	116.0

State & Local	35.4	4.2	—	—	4.2	36.9

Federal	34.0	-2.1	—	—	-2.1	33.3

CES (US ERP)	31.4	-10.8	11.1	—	0.3	31.5

	$266.5	11.5%	2.3%	5.4%	19.2%	$317.6

Six Months Ended

Divisions	June 30, 2007	Organic	Acquired	Foreign Exchange	Total	June 30, 2008

Commercial/ITO	$181.0	6.7%	—%	—%	6.7%	$193.1

Europe	147.1	25.3	3.1	18.2	46.6	215.7

State & Local	70.9	5.6	—	—	5.6	74.9

Federal	68.1	-4.1	—	—	-4.1	65.3

CES (US ERP)	58.6	-5.3	12.8	—	7.5	63.0

	$525.7	9.0%	2.3%	5.1%	16.4%	$612.0

II. Segment Operating Results Analysis ($ In millions)

	Three Months Ended				Six Months Ended
	June 30, 2007		June 30, 2008		June 30, 2007		June 30, 2008
By Division	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenue
Commercial/ITO*	$89.8	34%	$99.9	31%	$181.0	34%	$193.1	32%
Europe*	75.9	28	116.0	37	147.1	28	215.7	35
State & Local	35.4	13	36.9	12	70.9	14	74.9	12
Federal	34.0	13	33.3	10	68.1	13	65.3	11
CES (US ERP)	31.4	12	31.5	10	58.6	11	63.0	10
Total	$266.5	100%	$317.6	100%	$525.7	100%	$612.0	100%

		%		%		%		%
		of Div.		of Div.		of Div.		of Div.
		Revenue		Revenue		Revenue		Revenue
Operating Income
Commercial/ITO*	$7.2	8%	$9.2	9%	$15.0	8%	$18.6	10%
Europe*	4.3	6	9.9	9	8.0	5	16.4	8
State & Local	3.6	10	3.7	10	7.2	10	6.9	9
Federal	3.3	10	3.0	9	5.8	9	4.4	7
CES (US ERP)	3.7	12	0.2	1	5.7	10	1.8	3
Corporate	(6.0)	(2)	(6.9)	(2)	(11.5)	(2)	(12.6)	(2)
EBITA	16.1	6%	19.1	6%	30.2	6%	35.5	6%
Amort. Expense	(1.4)	(-)	(1.7)	(-)	(2.8)	(1)	(3.2)	(1)
Operating Income	$14.7	6%	$17.4	6%	$27.4	5%	$32.3	5%

*U.S. Commercial includes India’s results and domestic eliminations; Europe includes Eastern Asia & Australia/NZ results.

III.           EBITDA Reconciliation to Net Income (000’s omitted)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008

Net Income	$7,848	$8,928	$14,413	$16,105
Income Tax	4,912	5,580	8,851	10,169
Pre-Tax Income	12,760	14,508	23,264	26,274
Other Expense, net	1,957	2,901	4,110	6,038
Operating Income	14,717	17,409	27,374	32,312
Share Based Comp.	682	791	1,337	1,560
Amortization	1,409	1,648	2,800	3,219
Depreciation	2,929	3,205	5,775	6,260
EBITDA	$19,737	$23,053	$37,286	$43,351

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